Exhibit 10.3

TE CONNECTIVITY LTD.

2007 STOCK AND INCENTIVE PLAN

(AMENDED AND RESTATED AS OF SEPTEMBER 17, 2020)

ARTICLE I

PURPOSE

1.1 Purpose. The purposes of this TE Connectivity Ltd. 2007 Stock and Incentive Plan (Amended and Restated as of September 17, 2020)) (the “Plan”) are to promote the interests of TE Connectivity Ltd. (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to such Directors and Employees by means of performance-related Awards to achieve short-term and long-term performance goals, (iii) providing Directors and Employees an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other stockholders of the Company. Toward these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long Term Performance Awards and other Stock-Based Awards.

1.2 Effective Dates; Shareholder Approval. The Plan was originally effective June 29, 2007. The Plan has been amended and restated from time to time since its original effective date. The Plan was most recently approved by shareholders on March 8, 2017 to provide for the issuance of additional shares under the Plan, and to make certain technical revisions and improvements. This amended and restated Plan was adopted by the Board of Directors of the Company on September 17, 2020 for the purpose of adding certain administrative amendments relating to the vesting and/or forfeiture of Awards.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context, and except as otherwise provided in an Award Certificate:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Annual Performance Bonus” means an Award of cash or Shares granted under Section 4.4 that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a)“Stock Options” awarded pursuant to Section 4.3;

(b)“Stock Appreciation Rights” awarded pursuant to Section 4.3;

(c)“Annual Performance Bonuses” awarded pursuant to Section 4.4;

(d)“Long Term Performance Awards” awarded pursuant to Section 4.5;

(e)“Other Stock-Based Awards” awarded pursuant to Section 4.6;

(f)“Director Awards” awarded pursuant to Section 4.7; and

(g)“Substitute Awards” awarded pursuant to Section 4.8.

“Award Certificate” means the document issued, either in writing or through an electronic medium, by the Committee or its designee to a Participant evidencing the grant of an Award.

“Board” means the Board of Directors of the Company.

“Cause” means misconduct that is willfully or wantonly harmful to the Company or any of its Subsidiaries, monetarily or otherwise, including, without limitation, conduct that violates the Company’s Code of Ethical Conduct.

“Change in Control” means the first to occur of any of the following events:

(a)any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b)persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents (including through the use of any proxy access procedures that are included in the Company’s organizational documents) by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d)consummation of a complete liquidation or dissolution of the Company;

provided, however, that if and to the extent that any provision of this Plan or an Award Certificate would cause a payment of deferred compensation that is subject to Code Section 409A(a)(2) to be made upon the occurrence of a “Change in Control,” or would change the timing and/or form of any payment of deferred compensation that is subject to Code Section 409A(a)(2) upon a specified date or event occurring after a “Change in Control” or upon a “Change in Control Termination,” then such payment shall not be made, or such change in timing or form of payment shall not occur, unless such “Change in Control” is also a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder.

“Change in Control Termination” means a Participant’s involuntary termination of employment following a Change in Control under one of the following circumstances:

(a)termination of the Participant’s employment by the Company for any reason other than for Cause, Disability or death during the twelve (12) month period immediately following the Change in Control;

(b)termination of the Participant’s employment by the Participant after one of the following events that occurs during the twelve (12) month period immediately following the Change in Control:

i.the Company (1) assigns or causes to be assigned to the Participant duties inconsistent in any material respect with his or her position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in the Participant’s position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in the reasonable judgment of the Participant, would cause him or her to violate his or her ethical or professional obligations (after written notice of such judgment has been provided by the Participant to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

ii.the Company, without the Participant’s consent, (1) requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment; or (2) reduces the Participant’s base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole.

provided, however, that none of the events described in this sentence shall constitute a Change in Control Termination unless and until (w) the Participant first notifies the Company in writing describing in reasonable detail the condition which constitutes an event described in this clause (b) within ninety (90) days of its occurrence, (x) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, (y) notwithstanding such efforts, the condition continues to exist, and (z) the Participant terminates employment within sixty (60) days after the end of such thirty (30)-day cure period.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Management Development and Compensation Committee of the Board or any successor committee or subcommittee of the Board, which committee is comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and nonemployee directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

“Common Stock” means the common stock of the Company, $.57 (CHF) par value, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5.3.

“Company” means TE Connectivity Ltd., a Swiss company, or any successor thereto.

“Deferred Stock Unit” means a Unit granted under Section 4.6 to acquire Shares upon Termination of Directorship or Termination of Employment, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a member of the Board who is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

“Director Shares” means the award of fully-vested Shares to a Director under Section 4.6 as part of the Director’s annual compensation, or under such circumstances as are deemed appropriate by the Board.

“Disabled” or “Disability” means the inability of the Director or Employee to perform the material duties pertaining to such Director’s directorship or such Employee’s employment due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to the Director or Employee. Notwithstanding the above, if and to the extent that any provision of this Plan or an Award Certificate would cause a payment of deferred compensation that is subject to Code Section 409A(a)(2) to be made upon the occurrence of a “Disability” or upon a person becoming “Disabled,” or would cause a change in the timing or form of payment of such deferred compensation upon the occurrence of a “Disability” or upon a person becoming “Disabled,” then such payment shall not be made, or such change in timing or form of payment shall not occur, unless such “Disability” or condition of being “Disabled” satisfies the requirements of Code Section 409A(a)(2)(C) and applicable regulations and rulings thereunder.

“Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable. Dividend Equivalents will not be awarded in connection with stock option or Stock Appreciation Rights Awards.

“Effective Date” means September 17, 2020.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” of a Share means the closing sales price on the New York Stock Exchange (or, if not listed on such exchange, on any other principal securities exchange on which the Common Stock is listed) on the date as of which the determination of Fair Market Value is being made or, if no sale is reported for such day, on the next preceding day on which a sale of Shares was reported. Notwithstanding anything to the contrary herein, the Fair Market Value of a Share will in no event be determined to be less than par value.

“Fair Market Value Stock Option” means a Stock Option the Exercise Price of which is fixed by the Committee at a price equal to the Fair Market Value of a Share on the date of grant.

“GAAP” means United States generally accepted accounting principles.

“Incentive Stock Option” means a Stock Option granted under Section 4.3 that is intended to meet the requirements of Section 422 of the Code and any related regulations and is designated in the Award Certificate to be an Incentive Stock Option.

“Key Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Key Performance Indicator” means a Performance Measure identified at the business unit level (or other business level) to reflect growth, productivity or quality, as appropriate, for the business’ key initiatives for the Performance Cycle.

“Long Term Performance Award” means an Award granted under Section 4.5 that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures or other performance criteria as selected in the discretion of the Committee.

“Non-Employee Director” means any member of the Board, elected or appointed, who is not otherwise an Employee of the Company or a Subsidiary. An individual who is elected to the Board at an annual meeting of the stockholders of the Company will be deemed to be a member of the Board as of the date of the meeting.

“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

“Other Stock-Based Awards” means Awards which consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares and are issued under Section 4.6.

“Participant” means a Director, Employee or Acquired Grantee who has been granted an Award under the Plan.

“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period of 12 months or longer over which the level of performance will be assessed.

“Performance Measure” means, with respect to any Annual Performance Bonus or Long Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during the Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle for an Award made to a Key Employee that is intended to be a Qualified Performance-Based Award any one or combination of the following Company measures, as interpreted by the Committee, which measures (to the extent applicable) will be determined in accordance with GAAP and which measures may be defined on an absolute, relative, growth or other appropriate basis as is determined by the Committee and also may be determined at the corporate or business unit/segment level as deemed appropriate by the Committee:

(a)Net operating profit after taxes;

(b)Net operating profit after taxes, per Share;

(c)Return on equity or invested capital;

(d)Return on assets (including, without limitation, designated assets, net assets employed or net assets);

(e)Total shareholder return;

(f)Earnings (including, without limitation, pre-tax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization);

(g)Earnings per Share or book value per share;

(h)Net income or operating income;

(i)Cash flow (including without limitation, operating cash flow and free cash flow);

(j)Free cash flow per Share or cash flow return on investment;

(k)Revenue (or any component thereof);

(l)Key Performance Indicator

(m)Return on sales, sales, sales per dollar of assets, sales per employee;

(n)Economic value added;

(o)Expenses or reductions in costs or debt; or

(p)Achievements relating to asset management, environmental health and/or safety goals, regulatory achievements, recruiting or maintaining key personnel, customer growth, research and development activities, strategic sustainability metrics, mergers, acquisitions, dispositions or similar business transactions, business or operating goals such as market share, business development and/or customer objectives.

The Committee may specify that Performance Measures may include adjustments to include or exclude the effects of certain events, including any of the following events: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; the effect of any statements issued by the Financial Accounting Standards Board or its committees; business combinations, reorganizations and/or restructuring programs, including, but not limited to reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. In addition, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may in its discretion modify such Performance Measures or the related level or levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

“Performance Unit” means a Long Term Performance Award denominated in dollar Units.

“Plan” means the TE Connectivity Ltd. 2007 Stock and Incentive Plan (Amended and Restated as of September 17, 2020), as it may be amended from time to time.

“Premium-Priced Stock Option” means a Stock Option the Exercise Price of which is fixed by the Committee at a price that exceeds the Fair Market Value of a Share on the date of grant.

“Qualified Performance-Based Compensation” means any Annual Performance Bonus, Long Term Performance Award or Performance Units to a Key Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Stock” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Retirement” or “Retired” means (i) with respect to an Award issued prior to the Effective Date, Termination of Employment on or after a Participant has attained age fifty-five (55) and has completed at least five years of service with the Company and its Subsidiaries; and (ii) with respect to an Award issued on or after the Effective Date, Termination of Employment on or after a Participant has attained age 55 and has completed at least five years of service, provided that the sum of the Participant’s age and years of service with the Company is 65 or higher.

“Retirement Notice” means a written notice provided by a Participant to the Company of the Participant’s Retirement at least six months (or one year in the case of a Band 0, Band 1 or Band 2 Employee) prior to the Participant’s Termination of Employment as a result of Retirement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means a share of Common Stock.

“Stock Appreciation Right” means a right granted under Section 4.3 to an amount in cash or Shares equal to any difference between the Fair Market Value of the Shares as of the date on which the right is exercised and the Exercise Price, where the amount of Shares attributable to each Stock Appreciation Right is set forth on or before the grant date.

“Stock-Based Award” means an Award granted under Section 4.6 and denominated in Shares.

“Stock Option” means a right granted under Section 4.3 to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means a subsidiary company (wherever incorporated) of the Company; provided, that in the case of any Award that provides deferred compensation subject to Code Section 409A, “Subsidiary” shall not include any subsidiary company as defined above unless such company is within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or is with the Company part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 50%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

“Target Amount” means the amount of Performance Units that will be paid if the Performance Measure is fully (100%) attained, as determined by the Committee.

“Target Vesting Percentage” means the percentage of performance- based Restricted Units or Shares of Restricted Stock that will vest if the Performance Measure is fully (100%) attained, as determined by the Committee.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined by the Company; provided, that if and to the extent that any provision of this Plan or an Award Certificate would cause a payment of deferred compensation that is subject to Code Section 409A(a)(2) to be made upon the occurrence of a Termination of Directorship or would change the timing and/or form of any payment of deferred compensation that is subject to Code Section 409A(a)(2) upon a person’s Termination of Directorship, then such payment shall not be made, or such change in timing and/or form of payment shall not occur, unless such Termination of Directorship would be deemed a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and rulings thereunder, and shall not include any services provided in the capacity of an employee or otherwise.

“Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company; provided, that if and to the extent that any provision of this Plan or an Award Certificate would cause a payment of deferred compensation that is subject to Code Section 409A(a)(2) to be made upon the occurrence of a Termination of Employment or would change the timing and/or form of any payment of deferred compensation that is subject to Code Section 409A(a)(2) upon a person’s Termination of Employment, then such payment shall not be made or such change in timing and/or form of payment shall not occur, unless such Termination of Employment would be deemed a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and rulings thereunder. Effective December 2, 2015, for purposes of the Plan, a Termination of Employment will not be deemed to have occurred in the case of an Employee who has terminated the employment relationship with the Company but continues to provide services to the Company as a member of the Board in a non-executive board position. In such case, the Employee’s termination date for purposes of the vesting, exercise and other applicable provisions of the Plan shall mean the Termination of Directorship.

“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III

ADMINISTRATION

3.1 Committee. The Plan will be administered by the Committee.

3.2 Authority of the Committee. The Committee or, to the extent required by applicable law, the Board will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a)Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b)Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c)Select Employees to receive Awards under the Plan;

(d)Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances in which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of the Award Certificate;

(e)Determine whether Awards will be granted singly, in combination or in tandem;

(f)Establish and interpret Performance Measures (or, as applicable, other performance criteria) in connection with Annual Performance Bonuses and Long Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures (or other performance criteria, as applicable);

(g)Except as provided in Section 6.1, waive or amend any terms, conditions, restrictions or limitations on an Award, except that the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(g), may not be waived and further provided that any such waiver or amendment shall either comply with the requirements of Section 409A or preserve any exemption from the application of Code Section 409A;

(h)Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Section 5.3;

(i)Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;

(j)Establish any subplans and make any modifications to the Plan or to Awards made hereunder (including the establishment of terms and conditions not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations;

(k)Appoint such agents as it shall deem appropriate for proper administration of the Plan; and

(l)Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3 Effect of Determinations. All determinations of the Committee (or any applicable delegates) will be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority. The Board or, if permitted under applicable corporate law, the Committee, in its discretion and consistent with applicable law and regulations, may delegate to the Chief Executive Officer of the Company or any other officer or group of officers as it deems to be advisable, the authority to select Employees to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee, as appropriate, may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number of Shares or aggregate value that may be subject to Awards that the delegate may grant. Only the Committee will have authority to grant and administer Awards to Directors, Key Employees and other Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures.

3.5 Retention of Advisors. The Committee may retain attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors retained.

3.6 No Liability. No member of the Committee or any person acting as a delegate of the Committee with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV

AWARDS

4.1 Eligibility. All Employees and Directors are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.

4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously granted Nonqualified Stock Options.

(b) Exercise Price. The Committee will set the Exercise Price of Fair Market Value Stock Options or Stock Appreciation Rights granted under the Plan at a price that is not less than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Committee will set the Exercise Price of Premium-Priced Stock Options at a price that is higher than the Fair Market Value of a Share as of the date of grant, provided that such price is no higher than 150 percent of such Fair Market Value. The Exercise Price of Incentive Stock Options will be equal to or greater than 110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving the Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be Fair Market Value Stock Options, Premium-Priced Stock Options or a combination of Fair Market Value Stock Options and Premium- Priced Stock Options.

(c) Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i)The Committee will determine and set forth in the Award Certificate the date on which any Award of Stock Options or Stock Appreciation Rights to a Participant may first be exercised. Unless the applicable Award Certificate provides otherwise, a Stock Option or Stock Appreciation Right will become vested and exercisable in equal annual installments over a period of four years beginning immediately after the date on which the Stock Option or Stock Appreciation Right was granted. The right to exercise a Stock Option or Stock Appreciation Right will lapse no later than 10 years after the date of grant (or five years in the case of an Incentive Stock Option granted to an Employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code), except to the extent necessary to comply with applicable laws outside of the United States or to preserve the tax advantages of the Award outside the United States.

(ii)Unless the applicable Award Certificate provides otherwise, upon the death or Disability of a Participant who has outstanding Stock Options or Stock Appreciation Rights, the unvested Stock Options or Stock Appreciation Rights will become fully vested and will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three years after the date on which the Participant dies or incurs a Disability.

(iii)With respect to Awards granted prior to the Effective Date, unless the applicable Award Certificate provides otherwise, upon the Retirement of a Participant, a pro rata portion of the Participant’s Stock Options and Stock Appreciation Rights will vest so that the total number of vested Stock Options or Stock Appreciation Rights held by the Participant at Termination of Employment (including those that have already vested as of such date) will be equal to (A) the total number of Stock Options or Stock Appreciation Rights originally granted to the Participant under each Award multiplied by (ii) a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is four years (or such other applicable vesting term as is set forth in the Award Certificate). With respect to Awards granted on or after the Effective Date, unless the applicable Award Certificate provides otherwise, upon the Retirement of a Participant, provided that the Participant has provided Retirement Notice in the case of a voluntary Termination of Employment relating to Retirement, the Participant’s Stock Options and Stock Appreciation Rights will continue to vest under the terms and conditions of the Stock Option and Stock Appreciation Right following the Termination of Employment to the same extent the Participant would have vested had the Participant not had a Termination of Employment, provided that the Participant continues to satisfy all other applicable conditions as may be established by the Committee on or prior to the date of the Termination of Employment with respect to such continued vesting. Unless the Award Certificate provides otherwise, such Participant’s Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three years after the date of Termination of Employment (or, for Awards granted on or after the Effective Date in the case of Retirement, five years after Termination of Employment).

(iv)Upon the Termination of Employment of a Participant that does not meet the requirements of paragraphs (ii) or (iii) above, or as otherwise provided in Section 5.4 (Change in Control), any unvested Stock Options or Stock Appreciation Rights will be forfeited unless the Award Certificate provides otherwise. Any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is ninety (90) days after the date of such Termination of Employment unless the Award Certificate provides otherwise.

(v)Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(vi)A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable.

(d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Stock certificates will be registered and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the Award Certificate:

(i)Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)Tendering (actually or by attestation) to the Company previously acquired, and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid, provided that the Board has specifically approved the repurchase of such Shares (unless such approval is not required by the terms of the bye-laws of the Company) and the Committee has determined that, as of the date of repurchase, the Company is, and after the repurchase will continue to be, able to pay its liabilities as they become due; or

(iii)Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(e) Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i)Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company, within the meaning of Section 424 of the Code.

(ii)Timing of Grant. No Incentive Stock Option will be granted under the Plan after March 7, 2027.

(iii)Amount of Award. Subject to Section 5.3, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options. The aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which the Incentive Stock Options awarded to any Employee first become exercisable during any calendar year may not exceed $100,000 (U.S.). For purposes of this $100,000 (U.S.) limit, the Employee’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 (U.S.) limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes to the extent required by the Code and underlying regulations and rulings.

(iv)Timing of Exercise. If the Committee exercises its discretion in the Award Certificate to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Section 22(e) of the Code), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings. For purposes of this paragraph (iv), an Employee’s employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(v)Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(f) Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g) No Repricing. Except as otherwise provided in Section 5.3, in no event will the Committee (i) decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or (ii) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for a cash payment or for a grant of replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards, without first obtaining the approval of the holders of a majority of the Shares who are present in person or by proxy at a meeting of the Company’s stockholders and entitled to vote.

4.4 Annual Performance Bonuses. The Committee may grant Annual Performance Bonuses under the Plan in the form of cash or Shares to the Reporting Persons and Key Employees that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Performance Cycles. Annual Performance Bonuses will be awarded in connection with a 12-month (or longer) Performance Cycle, which will be the fiscal year of the Company.

(b) Eligible Participants. The Committee will determine the Reporting Persons and Key Employees who will be eligible to receive an Annual Performance Bonus that are Qualified Performance-Based Awards under the Plan within 90 days after the commencement of the relevant Performance Cycle (or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code).

(c) Performance Measures; Targets; Award Criteria.

(i)For Annual Performance Bonuses that are Qualified Performance-Based Awards, within 90 days after the commencement of a Performance Cycle (or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code), and while the attainment of the Performance Measures remains substantially uncertain, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount payable to each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Annual Performance Bonus will be paid and the percentage of the Target Amount that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or Subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii)The Committee, in its discretion, may, on a case-by-case basis, modify the amount payable to any Reporting Person or Key Employee with respect to any given Performance Cycle, provided, however, that with respect to Qualified Performance-Based Awards, the amount payable under any such Award may not be increased and no reduction will result in an increase in the amount payable under any Annual Performance Bonus of another Key Employee.

(d) Payment, Certification. No Annual Performance Bonus pursuant to a Qualified Performance-Based Award will vest until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e) Form of Payment. Annual Performance Bonuses will be paid in cash or Shares. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement in which case the terms of such arrangement shall govern.

(f) Section 162(m) of the Code. It is the intent of the Company that Annual Performance Bonuses that are Qualified Performance-Based Awards satisfy the requirements for “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.4 be interpreted in a manner that permits such Awards to satisfy the applicable requirements of Section 162(m)(C) of the Code and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Annual Performance Bonuses that are Qualified Performance-

Based Awards. If any provision of this Plan or any Annual Performance Bonus would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(g) Retirement, Death, Disability and Other Events. Unless otherwise determined by the Committee, if a Participant would be entitled to an Annual Performance Bonus but for the fact that the Participant’s employment with the Company terminated prior to the end of the Performance Cycle as a result of the Participant’s Retirement, death or Disability, or such other event as designated by the Committee, the Participant may, in the Committee’s discretion, receive an Annual Performance Bonus Award, pro rated for the portion of the Performance Cycle that the Participant completed and which is payable at the same time after the end of the Performance Cycle that payments to other Annual Performance Bonus Award recipients are made.

4.5 Long Term Performance Awards. The Committee may grant Long Term Performance Awards under the Plan in the form of Performance Units, Restricted Units or Restricted Stock to any Employee who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Performance Cycles. Long Term Performance Awards will be awarded in connection with a Performance Cycle, as determined by the Committee in its discretion, provided, however, that a Performance Cycle may be no shorter than 12 months and no longer than 5 years.

(b) Eligible Participants. The Committee will determine the Employees who will be eligible to receive a Long Term Performance Award for the Performance Cycle that are Qualified Performance-Based Awards within 90 days after the commencement of the relevant Performance Cycle (or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code), provided that the Committee may determine the eligibility of a Participant who receives a Long Term Performance Award for the Performance Cycle that is not a Qualified Performance-Based Award after the expiration of the 90-day period.

(c) Performance Measures; Targets; Award Criteria.

(i)For Long Term Performance Awards that are Qualified Performance-Based Awards, within 90 days after the commencement of a Performance Cycle (or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code), and while the attainment of the Performance Measures remains substantially uncertain, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant; (C) with respect to Restricted Units and Restricted Stock, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Long Term Performance Award will be paid or vest, and the percentage of Performance Units that will become payable and the percentage of performance- based Restricted Units or Shares of Restricted Stock that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or Subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii)The Committee, in its discretion, may, on a case-by-case basis, modify the amount of Long Term Performance Awards payable to any Key Employee with respect to any given Performance Cycle, provided, however, that with respect to Qualified Performance-Based Awards, the amount payable under any such Award may not be increased and no reduction will result in an increase in the dollar amount or number of Shares payable under any Long Term Performance Award of another Key Employee.

(iv)With respect to a Long Term Performance Award (or any portion thereof) that is not a Qualified Performance-Based Award, the Committee may establish, in its discretion, performance criteria other than the Performance Measures that will be applicable for the Performance Cycle.

(d) Payment, Certification. No Long Term Performance Award granted pursuant to a Qualified Performance-Based Award will vest with respect to any Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. Long Term Performance Awards that are not Qualified Performance-Based will be based on the Performance Measures, or other applicable performance criteria, and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures, or other performance criteria, and formulas may be the same as or different than the Performance Measures and formulas that apply to Qualified Performance-Based Awards.

(e) Form of Payment. Long Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate. Performance-based Restricted Units and Restricted Stock will be paid in full Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All such Long Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long Term Performance Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

(f) Section 162(m) of the Code. It is the intent of the Company that Long Term Performance Awards that are Qualified Performance-Based Awards satisfy the requirements for “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.5 be interpreted in a manner that permits such Awards to satisfy the applicable requirements of Section 162(m)(C) of the Code and related regulations with respect to Long Term Performance awards made to Key Employees, and that the Plan be operated so that the Company may take a full tax deduction for Long Term Performance Awards that are Qualified Performance-Based Awards. If any provision of this Plan or any Long Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(g) Retirement, Death, Disability and Other Events. Unless the Award Certificate provides otherwise, if a Participant would be entitled to a Long Term Performance Award but for the fact that the Participant’s employment with the Company terminated prior to the end of the Performance Cycle as a result of the Participant’s Retirement (for any Award granted prior to the Effective Date), death or Disability, or such other event as designated by the Committee, the Participant may, in the Committee’s discretion, receive a Long Term Performance Award, prorated for the portion of the Performance Cycle that the Participant completed and payable at the same time after the end of the Performance Cycle that payments to other Long Term Performance Award recipients are made. Unless the Award Certificate provides otherwise, for any Award granted on or after the Effective Date, if a Participant would be entitled to a Long Term Performance Award but for the fact that the Participant’s employment with the Company terminated prior to the end of the Performance Cycle as a result of the Participant’s Retirement, provided that the Participant has provided Retirement Notice in the case of a voluntary Termination of Employment relating to Retirement, the Long Term Performance Award will continue to vest under the terms and conditions of the Award Certificate following the Termination of Employment to the same extent the Participant would have vested had the Participant not had a Termination of Employment, and such Long Term Performance Award will be payable at the same time after the end of the Performance Cycle that payments to other Long Term Performance Award recipients are made, provided that the Participant continues to satisfy all other applicable conditions as may be established by the Committee on or prior to the date of the Retirement with respect to such continued vesting.

(h) Dividends and Dividend Equivalents. In the event of a payment of dividends on Common Stock, the Committee may credit Long Term Performance Awards made under this Section 4.5 with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee. Unless otherwise provided in the applicable Award Certificate, Dividend Equivalents will be subject to the same vesting requirements as the underlying Long-Term Performance Award and will become payable or deliverable only to the extent that the underlying Long-Term Performance Award vests and becomes payable or deliverable. In no event will Dividend Equivalents be payable or deliverable prior to the vesting date of the underlying Long-Term Performance Award. The number of any Dividend Equivalents credited to a Participant’s Award upon the payment of a dividend on Common Shares will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid.

4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Annual Performance Bonuses or Long Term Performance Awards) to any Employee who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock,

Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.

(a) Vesting. Unless the Award Certificate provides otherwise, restrictions on Stock-Based Awards granted under this Section 4.6 will lapse in equal annual installments over a period of four years beginning immediately after the date of grant. If the restrictions on Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Retirement, death or Disability of the Participant or a Change in Control, unless as otherwise provided in the Award Certificate. Unless the Award Certificate provides otherwise, (i) all restrictions on Stock-Based Awards granted pursuant to this Section 4.6 will lapse upon the death or Disability of the Participant, (ii) in the event of Retirement for any Award granted prior to the Effective Date, the Award will vest pro rata with respect to the portion of the four-year vesting term (or such other vesting term as is set forth in the Award Certificate) that the Participant has completed as of the Participant’s Termination of Employment and provided that the Participant has satisfied all other applicable conditions established by the Committee with respect to such pro rata vesting, (iii) in the event of Retirement for any Award granted on or after the Effective Date, provided that the Participant has provided Retirement Notice in the case of a voluntary Termination of Employment relating to Retirement, the Award will continue to vest under the terms and conditions of the Award Certificate following the Termination of Employment to the same extent the Participant would have vested had the Participant not had a Termination of Employment, provided that the Participant continues to satisfy all other applicable conditions as may be established by the Committee on or prior to the date of Retirement with respect to such continued vesting, and (iv) in the event of a Change in Control, Stock-Based Awards will be treated in accordance with Section 5.4. In no event may the vesting period of a time-based full-value share award be less than three years (on either a cliff or graded vesting basis), except that the Committee may award up to 10 percent of the shares authorized for issuance under Section 5.1 with a vesting period of less than three years under such circumstances as it deems appropriate.

(b) Grant of Restricted Stock. The Committee may grant Restricted Stock to any Employee, which Shares will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a stockholder with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.

(c) Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units will be paid in cash or whole Shares or a combination of cash and Shares, as determined in the discretion of the Committee. The Committee will determine the terms and conditions applicable to the grant of Restricted Units, which terms and conditions will be set forth in the Award Certificate. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share, as set forth in the Award Certificate, will be delivered to the Participant on the applicable delivery date.

(d) Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Employee, which Units will be paid in whole Shares upon the Employee’s Termination of Employment if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

(e) Dividends and Dividend Equivalents. In the event of a payment of dividends on Common Stock, the Committee may credit Other Stock-Based Awards made under this Section 4.6 with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee. Unless otherwise provided in the applicable Award Certificate, Dividend Equivalents will be subject to the same vesting requirements as the underlying Other Stock-Based Award and will become payable or deliverable only to the extent that the underlying Other Stock-Based Award vests and becomes payable or deliverable. In no event will Dividend Equivalents be payable or deliverable prior to the vesting date of the underlying Other Stock-Based Award. The number of any Dividend Equivalents credited to a Participant’s Award upon the payment of a dividend on Common Shares will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid.

4.7 Director Awards.

(a)The Committee may grant Deferred Stock Units to each Director in such an amount as the Board, in its discretion, may approve in advance. Each such Deferred Stock Unit will vest as determined by the Committee and set forth in the Award Certificate and will be paid in Shares within 30 days following the recipient’s Termination of Directorship, subject to deferral under any applicable deferred compensation plan approved by the Committee, in which case the terms of such arrangement shall govern. Dividend Equivalents or additional Deferred Stock Units will be credited to each Director’s account when dividends are paid on Common Stock to the shareholders, and will be paid to the Director at the same time that the Deferred Stock Units are paid to the Director.

(b)The Committee may grant Director Shares to each Director in such amounts as the Board, in its discretion, may approve in advance.

(c)The Committee may, in its discretion, grant Stock Options, Stock Appreciation Rights and other Stock-Based Awards to Directors.

4.8 Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees by the Acquired Company. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company, provided that any such adjustment with respect to Nonqualified Stock Options and Stock Appreciation Rights shall satisfy the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) and otherwise ensure that such awards continue to be exempt from Code Section 409A and provided that any adjustment to Awards that are subject to Code Section 409A is in compliance with Code Section 409A and the regulations and rulings thereunder. Any grant of Incentive Stock Options pursuant to this Section 4.8 will be made in accordance with Section 424 of the Code and any final regulations published thereunder.

4.9 Limit on Individual Grants. Subject to Sections 5.1 and 5.3, no Employee may be granted more than 6 million Shares over any calendar year pursuant to Awards of Stock Options, Stock Appreciation Rights and performance- based Restricted Stock and performance-based Restricted Units, except that an incentive Award of no more than 10 million Shares may be made pursuant to Stock Options, Stock Appreciation Rights, performance-based Restricted Stock and performance-based Restricted Units (based upon the Award level as of the date of grant) to any person who has been hired within the calendar year as a Key Employee. The maximum amount that may be paid in cash or Shares pursuant to Annual Performance Bonuses or Long Term Performance Awards paid in Performance Units to any one Employee is $10 million (U.S.) (based upon the Award level as of the date of grant) for any Performance Cycle of 12 months. For any longer Performance Cycle, this maximum will be adjusted proportionally.

4.10 Termination for Cause; Clawback. (a) Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long Term Performance Awards, Restricted Units, Restricted Stock and other Stock-Based Awards are subject to immediate cancellation at the discretion of the Company. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Company’s discretion, in the event that a potential termination for Cause is pending, subject to ensuring an exemption from or compliance with Code Section 409A and the underlying regulations and rulings. If a Participant incurs a Termination of Employment for Cause, or the Company becomes aware (after the Participant’s Termination of Employment) of conduct on the part of the Participant that would be grounds for a Termination of Employment for Cause, then, as determined in the discretion of the Company, the Participant will be required to deliver to the Company (i) Shares (or, in the discretion of the Committee, cash) in an amount that is equal in value to the amount of any profit the Participant realized upon the exercise of an Option during the period beginning six (6) months prior to the Participant’s Termination of Employment and ending on the later of two (2) year anniversary of such Termination of Employment and the date you fully exercised any stock option granted hereunder; and (ii) the number of Shares (or, in the discretion of the Committee, the cash value of said shares) the Participant received for Restricted Shares, Restricted Units or other Stock-Based Awards that vested during the period described in (i) above.

(b)In addition, any Award Certificate (or any part thereof) may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with any Company claw-back or forfeiture policy, as may be amended from time to time, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under this Plan subject to claw-back pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation awards.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1 Shares Available. The Shares issuable under the Plan will be authorized but unissued Shares, and, to the extent permissible under applicable law, Shares acquired by the Company, any Subsidiary or any other person or entity designated by the Company. The shareholders of the Company have authorized for issuance the following number of Shares:

(a) June 29, 2007: five percent (5%) of the Shares outstanding as of that date;

(b) March 10, 2010: an additional fifteen million (15,000,000) Shares;

(c) March 7, 2012: an additional twenty million (20,000,000) Shares; and

(d) March 8, 2017: an additional ten million (10,000,000) Shares, subject to adjustment in accordance with Section 5.3.

No more than 10 million Shares of the total Shares issuable under the Plan may be available for grant in the form of Incentive Stock Options, subject to adjustment in accordance with Section 5.3. Notwithstanding anything to the contrary in this Section 5.1, (i) when Shares are issued pursuant to a grant of Stock Options or Stock Appreciation Rights, the total number of Shares remaining available for grant will be decreased by one per Share issued, and (ii) when Shares are issued pursuant to a grant of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or as payment of an Annual Performance Bonus or other Stock-Based Award, the total number of Shares remaining available for grant will be decreased by a margin of at least 1.8 per Share issued. In addition, in the case of the settlement of any stock-settled Stock Appreciation Right, the total number of Shares available for grant will be decreased by the total number of Shares underlying the Award, regardless of the number of Shares used to the Stock Appreciation Right on the day of settlement.

5.2 Counting Rules. The following Shares related to Awards under this Plan may again be available for issuance under the Plan, in addition to the Shares described in Section 5.1:

(a)Shares related to Awards paid in cash;

(b)Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares, and provided that each such forfeited, cancelled or terminated Share that was originally issued pursuant to a grant of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or as payment of an Annual Performance Bonus or other Stock- Based Award shall be counted as 1.8 Shares;

(c)Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company; and

(d)Any Shares of Restricted Stock that are returned to the Company upon a Participant’s Termination of Employment.

Shares that are (i) tendered by a Participant or withheld by the Company in payment of the exercise, base or purchase price relating to an Award, (ii) tendered by the Participant or withheld by the Company to satisfy any taxes or tax withholding obligations with respect to an Award, or (iii) not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right under the Plan, as applicable, will not be available for future Awards under the Plan.

5.3 Adjustments. In the event of a change in the outstanding Shares by reason of a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make an appropriate adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to Nonqualified Stock Options and Stock Appreciation Rights shall satisfy the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) and otherwise ensure that such awards continue to be exempt from Code Section 409A, and any adjustment to Awards that are subject to Code Section 409A shall comply with Code Section 409A and the regulations and rulings thereunder. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan.

5.4 Change in Control.

(a)Unless otherwise provided under the terms of an applicable Award Certificate, (i) all outstanding Stock Options and Stock Appreciation Rights will become exercisable as of the effective date of a Participant’s Change in Control Termination if the Awards are not otherwise vested, and all conditions will be waived with respect to outstanding Restricted Stock, Restricted Units and other Stock-Based Awards (other than Long Term Performance Awards) and Deferred Stock Units, and (ii) each Participant who has been granted an Annual Performance Bonus or Long Term Performance Award that is outstanding as of the date of such Participant’s Change in Control Termination will be deemed to have achieved a level of performance, as of the Change in Control Termination, that would cause all (100%) of the Participant’s Target Amounts to become payable, except with respect to portions of the Bonus or Award that have already been determined and certified by the Committee, in which case those portions of the Bonus or Award will become payable at the certified performance level. Unless the Committee determines otherwise in its discretion (either when the award is granted or any time thereafter), in the event that Awards outstanding as of the date of a Change in Control that are payable in shares of Company Common Stock will not be substituted with comparable awards payable or redeemable in shares of publicly-traded stock after the Change in Control, each such outstanding Award (i) will become fully vested (at target, where applicable) immediately prior to the Change in Control and (ii) each such Award that is a Stock Option will be settled in cash, without the Participant’s consent, for an amount equal to the amount that could have been attained upon the exercise of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time.

(b)In addition to or in lieu of the other actions described in Section 5.4(a), the Committee has the authority in the event of a Change in Control to exercise its discretion in good faith to take such other actions with respect to outstanding Awards as are deemed reasonable and appropriate under the circumstances to assure that the value of such Awards and Participants’ opportunities to recognize the value of such Awards are preserved. Such actions may be taken without the consent of the Participant and may include without limitation the following: (i) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully exercisable, and restrictions on Restricted Stock, Restricted Units, Deferred Stock Units and other Stock-Based Awards shall lapse, as of the date of the Change in Control or such other time (prior to a Participant’s Change in Control Termination) as the Committee determines appropriate under the existing circumstances, (ii) the Committee may require that a Participant surrender outstanding Stock Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the exercise price, if any, and on such terms as the Committee determines (it being understood that if the per share Fair Market Value is less than or equal to the per share exercise price, the Stock Option or Stock Appreciation Right, as applicable, shall be cancelled for no consideration), (iii) after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate, (iv) the Committee may determine that Annual Performance Bonuses and/or Long Term Performance Awards will be paid out at their target level, in cash or Common Stock as determined by the Committee, or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter, including without limitation by approval of language included in an agreement entered into by the Company in connection with a Change in Control, except as otherwise provided herein.

5.5 Fractional Shares. No fractional Shares will be issued under the Plan. Except as otherwise provided in Section 4.5(e), if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a full Share as of the date of settlement, unless otherwise provided by the Committee.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of stockholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the stockholders of the Company. A revision is “material” for this purpose if, among other changes, it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, materially decreases the Exercise Price at which Stock Options or Stock Appreciation Rights may be granted, reduces the Exercise Price of outstanding Stock Options or Stock Appreciation Rights, or results in the replacement of outstanding Stock Options and Stock Appreciation Rights with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options and Stock Appreciation Rights, or if approval by stockholders of the Company is necessary to comply with any applicable law, tax or regulatory requirement, or listing requirement of the New York Stock Exchange or any other national exchange on which the Shares are listed, for which or with which the Board deems it necessary or desirable to qualify or comply. No amendment of the Plan or any outstanding Award made without the Participant’s written consent may materially impact any right of a Participant with respect to an outstanding Award.

6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a)the adoption of a resolution of the Board terminating the Plan; or

(b)June 27, 2027.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII

GENERAL PROVISIONS

7.1 Nontransferability of Awards. Effective March 8, 2017, no Award under the Plan (regardless of when granted) will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except by will or by the laws of descent or distribution. Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this subsection (d), “affiliate” will have the meaning assigned to that term under Rule 144.

7.2 Withholding of Taxes. The Committee, in its discretion, may satisfy a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a) Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b) Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and other Stock- Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Company may also satisfy the Participant’s tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery, provided that the Board or the Committee has specifically approved such payment method in advance.

(c) Cash Awards. The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3 Special Forfeiture Provision. The Committee may, in its discretion, provide in an Award Certificate that if the Participant engages in acts that are deemed to be detrimental to the best interests of the Company, including without limitation, (i) any breach of the Company’s Guide to Ethical Conduct or engagement in any other act that could result in the Participant’s Termination of Employment for Cause, or (ii) the Participant’s engagement in activities that are deemed to be competitive or potentially competitive to the interests of the Company or any Subsidiary, including entering into any employment or consultation arrangement with any entity or person engaged in any business in which the Company or any Subsidiary is engaged without prior written approval of the Company if, in the sole judgment of the Company, the business is competitive with the Company or any Subsidiary or business unit or such employment or consultation arrangement would present a risk that the Participant would likely disclose Company proprietary information (as determined by the Company), then the Participant’s outstanding Awards can be forfeited and any profits realized or Shares delivered as a result of the payment, vesting or exercise of Awards before or after the Participant’s Termination of Employment will be subject to forfeiture and reimbursement to the Company under such terms and conditions as are deemed appropriate by the Committee.

7.4 No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Director for any continuation of directorship or any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company’s sole discretion, to discharge any individual or treat him or her without regard to the effect such discharge might have upon him or her as a Participant in the Plan.

7.5 No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.6 No Rights as Stockholders. A Participant who is granted an Award under the Plan will have no rights as a stockholder of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant’s name and (other than in the case of Restricted Stock) delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.7 Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or a delegate of the Committee.

7.8 No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.9 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.10 Securities Law Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.11 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. To the extent any Award granted under the Plan either qualifies for an exemption from the requirements of Section 409A of the Code or is subject to Section 409A of the Code, the Plan and the Award Certificate will be interpreted such that the Award qualifies for an exemption or, if Section 409A of the Code is applicable, in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that the Committee determines that any Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code. Any Award that provides for a payment to any Participant who is a “specified employee” of deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment, shall not be made on or before the date which is six months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder. If a grant under the Plan is subject to Section 409A of the Code, then (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) unless the grant agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except as permitted in accordance with Section 409A of the Code. Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants of deferred compensation hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants of deferred compensation hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes, interest and/or penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes, interest and/or penalties.

7.12 Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of Switzerland and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

7.13.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws and to allow for tax-preferred treatment of Awards. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) and modify exercise procedures, and other terms and procedures, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments, restatements, sub-plans or modifications, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.